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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): November 30, 1999

                                  Advanta Corp.
             (Exact name of registrant as specified in its charter)


           Delaware                         0-14120                    23-1462070
 (State or other jurisdiction           (Commission File             (IRS Employer
      of incorporation)                     Number)                Identification No.)

Welsh and McKean Roads, P.O. Box 844, Spring House, PA                     19477
         (Address of principal executive offices)                        (Zip Code)

Registrant's telephone number, including area code: (215) 657-4000
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Item 5.           Other Events

On November 30, 1999 Advanta Corp. (the "Company" or "Advanta") provided earnings guidance for its 2000 fiscal year and demonstrated some of its new tools and Internet capabilities at a meeting in New York today with analysts and investors. Based on factors described below, the Company expects its 2000 fiscal year earnings per diluted share to be approximately $2.75.

In 2000, Advanta plans to grow its managed receivables by 10% to 20%. In addition, the Company plans to increase margins and realize further operating efficiencies. Further, Advanta expects to continue to improve operating cash flow. The Company anticipates a total charge-off rate in 2000 of between 1.7% and 2.0%. As a result, pre-tax returns on managed receivables are expected to improve in 2000 by 20 bps to 30 bps compared to pro forma 1999 operating results.

Dennis Alter, Chairman and Chief Executive Officer, stated, "Advanta is positioned advantageously in the shifting marketplace for financial services. The way people live, work and manage their money is changing. Advanta, with its focus on non-conforming mortgages, small business credit and small ticket leasing, perfectly fits the changes in the market caused by the increasing demand for non-conforming debt, the rapid growth in small business formation, and the SoHo and Free Agent phenomena. Advanta has always focused on these customers and can now capitalize on the expanding potential customer base and the growing opportunities to partner with other businesses serving these markets. This will create long-term value for our shareholders."

At the meeting, Advanta demonstrated its Advanta Intelligent Mortgage System, or "AIMS," an automated non-conforming mortgage decision engine. Bill Rosoff, President, said, "AIMS provides loan officers with the full range of loans for which a particular customer qualifies within seconds while the loan officer remains on the phone with the customer. The system will enable us to greatly increase our conversion of calls to closed loans."

Advanta also demonstrated Advanta Business Card's Internet capabilities, including online instant decisioning and cardholder customer service and reported on its current eCommerce tools at Advanta Mortgage, Advanta Leasing and Advanta National Bank. The Company also discussed eCommerce initiatives underway for rollout in the first and second quarters of 2000.

Advanta also indicated that retail originations for October improved over September volumes to $118.9 million. Current origination volumes in November continued to improve over October levels.

Advanta (http://www.advanta.com) is a highly focused financial services company with over 2,500 employees, approximately $12.2 billion in managed assets and approximately $10.5 billion in assets serviced for third parties. Advanta provides consumers and small businesses with
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innovative products and services including mortgages, equipment leases, business credit cards, insurance and deposit products. The Company is also one of the largest servicers of non-conforming mortgages for third parties in the country.

This Current Report on Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) the Company's managed net interest margin; (2) factors that affect consumer debt; (3) competitive pressures; (4) the level of delinquencies and charge-offs; (5) the rate of prepayments; (6) interest rate fluctuations; (7) the level of expenses; (8) managed and sub-serviced receivables volume; (9) the timing of the securitizations of the Company's receivables; (10) the effects of government regulation; (11) relationships with significant vendors and customers; (12) the amount and cost of financing available to the Company; and (13) the ratings on the debt of the Company and its subsidiaries. Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.
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Form 8-K                           Advanta Corp.
November 30, 1999


                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              Advanta Corp.


                              By: /s/ Elizabeth H. Mai
                                  Elizabeth H. Mai, Senior Vice President,
                                  Secretary and General Counsel


November 30, 1999